October 29, 1998



Board of Directors
Cecil Bancorp, Inc.
127 North Street
Elkton, Maryland 21921-5547

      Re: Cecil Bancorp, Inc.
          Columbian Bank, A Federal Savings Bank 1994 Stock
          Option and Incentive Plan
         Post-Effective Amendment
          No.1 on Form S-8 to the Company's Registration
          Statement on Form S-4

Dear Board Members:

      We have acted as special counsel to Cecil Bancorp, Inc., a Maryland corporation (the "Company"), in connection with the preparation of Post-Effective Amendment No.1 on Form S-8 to the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 9,702 shares of common stock (the "Common Stock"), par value $.01 per share, of the Company which may be issued pursuant to the exercise of stock options granted under the Columbian Bank, A Federal Savings Bank 1994 Stock Option and Incentive Plan (the "Plan"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to issuance of the Common Stock pursuant to the Plan.

      We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to the exercise of stock options granted under the Plan will be legally issued, fully paid, and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                             Very truly yours,

                             Housley Kantarian & Bronstein, P.C.


                             By: /s/ J. Mark Poerio
                                 ----------------------------
                                 J. Mark Poerio, Esquire